UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-25439

                           Troy Financial Corporation
             (Exact name of registrant as specified in its charter)

                                32 Second Street
                              Troy, New York 12180
                            (518) 270-3313 (Address,
                    including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                    Common Stock, par value $.0001 per share
               (Title of each class of securities covered by this
                                      Form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |X|                    Rule 12h-3(b)(1)(i)   |X|
         Rule 12g-4(a)(1)(ii)  |_|                    Rule 12h-3(b)(1)(ii)  |_|
         Rule 12g-4(a)(2)(i)   |_|                    Rule 12h-3(b)(2)(i)   |_|
         Rule 12g-4(a)(2)(ii)  |_|                    Rule 12h-3(b)(2)(ii)  |_|
                                                      Rule 15d-6            |_|

     Approximate number of holders of record as of the certification or notice date: -0-


         Pursuant to the requirements of the Securities Exchange Act of 1934, Troy Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 16, 2004               By: /s/ Paul J. Kolkmeyer
                                         ---------------------------------------
                                         Paul J. Kolkmeyer
                                         President and Chief Executive Officer
                                         First Niagara Financial Group, Inc., as
                                         successor to Troy Financial Corporation